Exhibit 99.1

Cinedigm Announces Approximately $3.5 Million in

Debt Reduction with Final Payoff of Non-Recourse Loan from Prospect Capital Corporation

Company Now Has Completely Eliminated All Debt Balances

Los Angeles, CA / July 14, 2021 / Cinedigm (NASDAQ: CIDM), the leading independent streaming company super-serving enthusiast fan bases, announced today that the Company has paid off the remainder of its Prospect Digital Cinema loan in the amount of approximately $3.5 Million, effective July 9, 2021. Revenue from the sale of certain digital cinema equipment enabled the debt reduction and balance sheet improvement.

“With this final payoff of our non-recourse loan from Prospect, we are now completely debt free,” said Gary Loffredo, President, Chief Operating Officer & General Counsel of Cinedigm. “We reduced our debt balance to zero from almost $49 Million at the end of the last fiscal year. Our strong debt-free balance sheet sets us up to support our rapidly growing streaming business and accretive acquisition roll up strategy.”

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About Cinedigm:

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

PRESS CONTACT FOR CIDM:

High Touch Investor Relations

Cinedigm@htir.net